Pricing Supplement Dated September 11, 1997                  Rule 424(b)(3)
(to Prospectus dated May 15, 1997 and Prospectus             File No. 333-21193
Supplement dated July 24, 1997)


                             HOMESIDE LENDING, INC.
                         MEDIUM-TERM NOTES - FIXED RATE

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
Principal Amount:  $45,000,000                       Interest Rate:  6.77%
Agent's Discount or Commission:  .45%                Stated Maturity Date:  September 17, 2001
Net Proceeds to Issuer:  $44,797,500                 Original Issue Date:  September 15, 1997
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

Interest Payment Dates:  June 30 and December 30 of each year, commencing on
                         December 30, 1997

*  Redemption:

     x  The Notes cannot be redeemed prior to the Stated Maturity Date.
   ----

        The Notes may be redeemed prior to the Stated Maturity Date.
   ----
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the principal amount.

*  Optional Repayment:

     x  The Notes cannot be repaid prior to the Stated Maturity Date.
   ----

        The Notes can be repaid prior to the Stated Maturity Date at the option ---- of the holder of the Notes.

        Optional Repayment Dates:
        Repayment Price:  ___%

  Original Issue Discount:      Yes      X  No
                            ---         ---
        Total amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

  Form   X   Book Entry      Certificated
        ---             ---

  Agents:    Chase Securities Inc.
             NationsBanc Capital Markets, Inc.
             Merrill Lynch & Co.
             J.P. Morgan & Co.
             Smith Barney Inc.
             UBS Securities

  Agents acting in the capacity as indicated below:
           X  Agent          Principal
          ---            ---

  If as principal:

          ---- The Notes are being offered at varying prices to prevailing market prices at the time of resale.
          ---- The Notes are being offered at a fixed initial public offering of ___% of principal amount.

  If as agent:

            X The Notes are being offered at a fixed initial public offering ---- price of 100% of Principal Amount.

  Other Provisions: